UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
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the Securities Exchange Act of 1934 (Amendment No.     )

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MYLAN INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MYLAN INC.

Summary of Considerations by Mylan Compensation Committee in Recommending Approval of Amended and Restated 2003 Long-Term Incentive Plan

The following supplemental information relates to the considerations of the Compensation Committee (the “Committee”) of the Board of Directors of Mylan, Inc. (the “Company”) in connection with its recommendation to approve the Amended and Restated 2003 Long-Term Incentive Plan (the “Amended Plan”).  This information is in addition to the information required to be provided to shareholders under the applicable proxy disclosure rules.

In considering whether to approve the Amended Plan, the Committee reviewed a summary of the material amendments to the plan presented by Company management and the rationale for each.  The Committee considered the number of shares subject to the proposed 2012 equity grants and the number of shares that would remain available under the plan after the 2012 grants were issued. The Committee also considered that the requested 17.8 million shares, when combined with the 8 million shares then available, would provide a total of approximately 25 million shares. The Committee determined that, based on historical practice, this should be sufficient to provide executive and broad based grants for up to five years.

The Committee’s compensation consultant, Meridian Compensation Partners, was present during the discussion of the plan amendments and proposed 2012 grants.  Meridian provided the Committee with Meridian’s analysis of the “shareholder value transfer” cost (the value of shareholder equity transferred to Company employees under Company equity compensation plans, expressed as a percentage of the Company’s market value).  The analysis indicated that this value was predicted to fall within permissible parameters under the guidelines used by proxy advisory firms.

After engaging in discussions related to the information presented, the Committee determined that it was in the best interests to approve the amended plan, subject to shareholder approval at the Company’s annual meeting.

Note Regarding Forward-Looking Statements

This filing includes statements that constitute “forward-looking statements,” including with regard to, among other things, the Committee’s determination that, based on historical practice, the number of shares being approved under the Amended Plan should be sufficient to provide executive and broad-based grants for up to five years. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the ability to attract and retain key personnel; changes in economic and financial conditions of the company’s business; uncertainties and matters beyond the control of management; and inherent uncertainties involved in the estimates and judgments relating to grants. These cautionary statements should be considered in connection with any subsequent written or oral forward-looking statements that may be made by the company or by persons acting on its behalf and in conjunction with its periodic SEC filings. In addition, please refer to the cautionary statements and risk factors set forth in the company’s Quarterly Report on Form 10-Q for the period ended March 31, 2012, and in its other filings with the SEC. The forward-looking statements herein are qualified by those cautionary statements and risk factors. The company undertakes no obligation to update statements herein for revisions or changes after the date hereof.